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UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

( ) Check this box if no longer subject to Section 16.  Form
4 or Form 5 obligations may continue.  See Instruction 1(b).

1.  Name and Address of Reporting Person

    Sheila Baird
    100 Park Avenue
    New York, NY 10017

2.  Issuer Name and Ticker or Trading Symbol

    Boston Acoustics, Inc.
    BOSA

3.  IRS Number of Reporting Person (Voluntary)

4.  Statement for Month/Year

    10/00

5.  If Amendment, Date of Original (Month/Year)


6. Relationship of Reporting Person(s)to Issuer (Check all applicable)

    ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)


7.  Individual or Joint/Group Filing (check Applicable Line)

      X    Form filed by One Reporting Person
           Form filed by More than One Reporting Person














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                                             TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED,
                                                 DISPOSED OF, OR BENEFICIALLY OWNED
1. Title of Security| 2. Transaction| 3. Transaction| 4. Securities         | 5. Amount of       | 6. Ownership  |7. Nature of |
   (Instr. 3)       |    Date       |    Code       |    Acquired (A)       |    Securities      |    Form:      |   Indirect  |
                    |               |    (Instr. 8) |    or Disposed        |    Beneficially    |    Direct (D) |   Beneficial|
                    |    (Month/    |               |    of (D)             |    Owned at End    |    or Indirect|   Ownership |
                    |    Day/       |               |    (Instr. 3,4,       |    of Month        |    (I)        |   (Instr. 4)|
                    |    Year)      |               |    and 5)             |    (Instr. 3 and 4)|    (Instr. 4) |             |
                    |               |          |    |          |(A) or|     |                    |               |              |
                    |               |    Code  | V  |    Amount|(D)   |Price|                    |               |              |
_________________________________________________________________________________________________________________________________
Common Stock             10/02/00        P                3,500     A  13.88                       (I)             ++
Common Stock             10/03/00        P                5,000     A  13.88                       (I)             ++
Common Stock             10/04/00        P                2,000     A  13.88                       (I)             ++
Common Stock             10/05/00        P                2,000     A  13.88                       (I)             ++
Common Stock             10/06/00        P                2,500     A  13.88                       (I)             ++
Common Stock             10/10/00        P                5,000     A  14.13                       (I)             ++
Common Stock             10/11/00        P                1,000     A  14.00                       (I)             ++
Common Stock             10/12/00        P                2,800     A  13.75                       (I)             ++
Common Stock             10/13/00        P                1,500     A  13.69            525,500+   (I)             ++
---------------------------------------------------------------------------------------------------------------------------------

                                              TABLE II -- DERIVATIVE SECURITIES ACQUIRED,
                                                  DISPOSED OF, OR BENEFICIALLY OWNED
1. Title of        | 2. Conver-  | 3. Trans-  | 4. Trans-  | 5. Number of    | 6. Date Exer-     | 7. Title and Amount |
   Derivative      |    sion or  |    action  |    action  |    Derivative   |    cisable and    |    of Underlying    |
   Security        |    Exercise |    Date    |    Code    |    Securities   |    Expiration     |    Securities       |
   (Instr. 3)      |    Price of |    (Month/ |    (Instr. |    Acquired     |    Date           |    (Instr. 3 and 4) |
                   |    Deri-    |    Date/   |    8)      |    (A) or       |    (Month/Day/    |                     |
                   |    vative   |    Year)   |            |    Disposed of  |    Year)          |                     |
                   |    Security |            |            |    (D) (Instr.  |                   |                     |
                   |             |            |            |    3, 4 and 5)  |                   |                     |
                   |             |            |____________|_________________|___________________|_____________________|
                   |             |            |      |     |        |        |         |         |        |            |
                   |             |            |      |     |        |        | Date    | Expira- |        | Amount or  |
                   |             |            |      |     |        |        | Exer-   | tion    |        | Number of  |
                   |             |            | Code |  V  |  (A)   |  (D)   | cisable | Date    | Title  | Shares     |
___________________|_____________|____________|______|_____|________|________|_________|_________|________|____________|

|  8. Price of          | 9. Number of      | 10. Ownership     | 11. Nature of   |
|     Derivative        |    derivative     |     Form of       |     Indirect    |


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|     Security          |    Securities     |     Derivative    |     Beneficial  |
|     (Instr. 5)        |    Benefi-        |     Security      |     Ownership   |
|                       |    cially         |     Direct (D)    |     (Instr. 4)  |
|                       |    Owned at       |     or Indirect   |                 |
|                       |    End of         |     (I) (Instr.   |                 |
|                       |    Month          |     4)            |                 |
|                       |    (Instr. 4)     |                   |                 |













































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Explanation of Responses:


    + The Reporting Person disclaims beneficial ownership of these securities except to the extent of their pecuniary interest therein.

    ++   Principal of General Partner or Investment Manager

Signature of Reporting Person:



By:   /s/ Sheila Baird
      --------------------------
          Sheila Baird

Date: September 10, 2001

**        Intentional misstatements or omissions of facts
constitute Federal Criminal Violations.  See U.S.C. 1001 and 15
U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is sufficient, see Instruction 6 for procedure.



























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